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                                                                      EXHIBIT 99



                                   MEMORANDUM


From: 401(k) Administrative Committee

To: All Directors & Officers of TechTeam Global, Inc.

Date: June 4, 2003

Subject: Insider Trades During 401(k) Blackout Period

Effective July 1, 2003, TechTeam will transfer the assets of its 401(k) plan (the "Plan") to a new administrator, Hartford Life. There will be a period of 6 to 8 weeks period the participants' assets in the Plan will be frozen, and they will not be able to conduct transactions. Under the Sarbanes Oxley Act of 2002 (Section 306), this time period when the assets in the Plan are frozen is considered the "blackout period." During the blackout period, no director or executive officer of TechTeam Global, Inc. is permitted to directly or indirectly, purchase, sell, or transfer any outstanding shares of TechTeam Global Inc.'s common stock or derivative thereof, which were acquired in connection with service or employment as a director or executive officer. All shares held by you will be presumed to be acquired in connection with your service as a director or executive officer, unless you can establish by specific identification that the transaction was not of stock acquired in connection with your service.

The blackout period is expected to begin June 25, 2003 and end on or before August 11, 2003. In light of your inability to conduct any transactions relating to TechTeam stock during the blackout period, please review your holdings prior to this date. This notice memorandum does not modify TechTeam's Insider Trading Policy or the Preclearance Policy.

If you should have any questions about this matter, please contact:

Michael A. Sosin
27335 W. 11 Mile Road
Southfield, MI  48034
248-213-3645





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